Exhibit 99.1

STRYKER OPERATING RESULTS
FOR QUARTER ENDED MARCH 31, 2003

Kalamazoo, Michigan -- April 16, 2003 -- Stryker Corporation (NYSE:  SYK) reported today that net sales were $846.9 million for the first quarter of 2003, representing a 20% increase over net sales of $702.9 million in the first quarter of 2002.  Excluding the impact of foreign currency, net sales increased 15% for the first quarter.

Net earnings for the first quarter of 2003 were $104.1 million, representing a 28% increase over net earnings of $81.1 million in the first quarter of 2002.  Diluted net earnings per share for the quarter increased 28% to $.51 compared to $.40 in the first quarter of 2002.

Sales Analysis

Domestic sales of $546.2 million increased 17% in the first quarter as a result of strong shipments of Orthopaedic Implants and MedSurg Equipment and higher revenue from Physical Therapy Services.

International sales of $300.7 million increased 27% in the first quarter as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.  The impact of foreign currency comparisons to the dollar value of international sales was favorable by $36.7 million in the quarter.  Excluding the impact of foreign currency, international sales increased 11% in the quarter.

Worldwide sales of Orthopaedic Implants of $490.8 million increased 24% in the first quarter based on higher shipments of reconstructive (hip, knee and shoulder), trauma and spinal implants.  Excluding the impact of foreign currency, sales of Orthopaedic Implants increased 17% in the quarter.

Worldwide sales of MedSurg Equipment of $304.1 million increased 18% in the first quarter based on higher shipments of powered surgical instruments, endoscopic systems, hospital beds and stretchers and craniomaxillofacial implants. Excluding the impact of foreign currency, sales of MedSurg Equipment increased 14% in the quarter.

Physical Therapy Services revenues of $52.0 million increased 5% in the first quarter as a result of new physical therapy centers.

Income Tax Rate

The Company's effective income tax rate for the first quarter of 2003 was reduced to 31.0% as compared to a 33.0% effective income tax rate for the first quarter of 2002 and an effective annual income tax rate of 31.8% for the year ended December 31, 2002.  The income tax rate reduction results primarily from increased manufacturing in lower tax jurisdictions.

Conference Call

As previously announced, the Company will conduct a conference call for financial analysts at 5:00 p.m. Eastern Time, today.  To hear the conference call, dial 888/391-0099.  A simultaneous webcast of the call may be accessed via the Company's website at www.strykercorp.com .  The call will be archived on this website for 90 days.  A recording of the call may also be accessed from 7:00 p.m., Eastern Time, today until 7:00 p.m. on April 18, 2003 by calling 800/633-8284 (domestic) or 402/977-9140 (international) and entering the reservation number 21136103.

***

Stryker Corporation develops, manufactures and markets specialty surgical and medical products worldwide, including reconstructive implants, spinal, trauma and craniomaxillofacial systems, the bone growth factor osteogenic protein-1, powered surgical instruments, endoscopic and surgical navigation systems and patient care and handling equipment and provides outpatient physical therapy services in the United States.

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2003
(Unaudited - In Millions Except Per Share Amounts)

	First Quarter
CONDENSED STATEMENTS OF EARNINGS	2003	2002	% Change

Net sales	$ 846.9	$ 702.9	20.5
Cost of sales	300.8	254.9	18.0

GROSS PROFIT	546.1	448.0	21.9
% of Sales	64.5	63.7

Research, development and
engineering expenses	43.2	33.6	28.6
Selling, general and
administrative expenses	337.5	277.2	21.8

	380.7	310.8	22.5

Other expense (income):
Interest expense	7.0	10.6	(34.0)
Intangibles amortization	9.0	6.0	50.0
Other	(1.5)	(0.4)	--

	14.5	16.2	(10.5)

EARNINGS BEFORE INCOME TAXES	150.9	121.0	24.7

Income taxes	46.8	39.9	17.3

NET EARNINGS	$ 104.1	$ 81.1	28.4

Net Earnings Per Share
Basic	$ 0.52	$ 0.41	26.8
Diluted	$ 0.51	$ 0.40	27.5

Average Shares Outstanding
Basic	198.3	197.0
Diluted	202.8	203.8

	First Quarter
CONDENSED SALES ANALYSIS	2003	2002	% Change

Domestic	$ 546.2	$ 465.2	17.4
International	300.7	237.7	26.5

NET SALES	$ 846.9	$ 702.9	20.5

Orthopaedic Implants	$ 490.8	$ 395.0	24.3
MedSurg Equipment	304.1	258.6	17.6
Physical Therapy Services	52.0	49.3	5.5

NET SALES	$ 846.9	$ 702.9	20.5

STRYKER CORPORATION
(Unaudited - In Millions)

	March 31	December 31
CONDENSED BALANCE SHEETS	2003	2002

ASSETS

Cash and cash equivalents	$ 39.6	$ 37.8

Accounts receivable (net)	427.6	406.7

Inventories	455.2	426.5

Other current assets	302.5	280.3

TOTAL CURRENT ASSETS	1,224.9	1,151.3

Property, Plant and Equipment (net)	534.4	519.2

Goodwill and Other Intangibles (net)	942.7	935.1

Other Assets	213.3	209.9

TOTAL ASSETS	$ 2,915.3	$ 2,815.5

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$ 708.9	$ 707.5

Long-Term Debt	441.4	491.0

Other Liabilities	118.0	118.8

Stockholders' Equity	1,647.0	1,498.2

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 2,915.3	$ 2,815.5

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2003
(Unaudited - In Millions)

	First Quarter
CONDENSED STATEMENTS OF CASH FLOWS	2003	2002

OPERATING ACTIVITIES

Net earnings	$ 104. 1	$ 81.1

Depreciation	23.1	18.8

Amortization	29.6	21.4

Changes in working capital	(54.4)	(57.0)

Other	1.8	(1.6)

NET CASH PROVIDED BY OPERATING ACTIVITIES	104.2	62.7

INVESTING ACTIVITIES

Business acquisitions, net of cash acquired	(4.3)	(5.1)

Purchases of property, plant and equipment	(29.2)	(21.6)

Other	0.1	0.2

NET CASH USED IN INVESTING ACTIVITIES	(33.4)	(26.5)

FINANCING ACTIVITIES

Repayments on borrowings, net	(53.0)	(15.5)

Dividends	(23.8)	(19.7)

Other	6.2	13.6

NET CASH USED IN FINANCING ACTIVITIES	(70.6)	(21.6)

Effect of exchange rate changes on cash and cash equivalents	1.6	(3.8)

CHANGE IN CASH AND CASH EQUIVALENTS	$ 1.8	$ 10.8

Contact Information:

Dean H. Bergy, Vice President, Chief Financial Officer and Secretary, (269) 385-2600